AMENDMENT NO. 1
                        TO POINT WEST CAPITAL CORPORATION
                   AMENDED AND RESTATED 1995 STOCK OPTION PLAN


A. The first sentence of Section 3(a) of the Plan is amended to read in its entirety as follows:

                  Subject to Section 6, the number of Common Shares issued or transferred upon exercise of Options, plus the number of Common Shares covered by outstanding Options, shall not in the aggregate exceed 1,070,000 Common Shares, which may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof.


         A new subsection (c) shall be added to Section 3 of the Plan, which subsection shall read in its entirety as follows:

                  (c) Notwithstanding anything in this Section 3 or, elsewhere in this Plan to the contrary and subject to adjustment as provided in Section 6, no Optionee shall be granted Options for more than 100,000 Common Shares during any calendar year.